EXHIBIT 99.1

Bitstream Inc. Reports Fourth Quarter Results for 2006

The Company reported fourth quarter revenue of $5,548,000, its highest quarterly revenue since becoming a publicly-traded company, contributing to net income for the year ended December 31, 2006 of $3,234,000 or $0.30 diluted net income per share, the Company’s highest annual net income since becoming a publicly-traded company.

CAMBRIDGE, MA—(Business Wire)—February 27, 2007—Bitstream Inc. (Nasdaq: BITS) today reported that it increased total revenue by $930,000 or 20% to $5,548,000 for the three months ended December 31, 2006 as compared to $4,618,000 for the three months ended December 31, 2005. We generated operating income of $473,000 for the three months ended December 31, 2006, as compared to $799,000 for the three months ended December 31, 2005 resulting in operating income for the year of $2,486,000 an increase of $1,448,000 or 140% as compared to the year ended December 31, 2005. Our net income for the three months ended December 31, 2006 was $630,000 or $0.07 per diluted share as compared to net income of $788,000 for the three months ended December 31, 2005, resulting in net income for the year of $3,324,000 or $0.30 per diluted share, an increase of 213% as compared to the year ended December 31, 2005. The Company’s cash and cash equivalents at December 31, 2006 totaled $10,542,000, an increase of $723,000 from $9,819,000 at September 30, 2006 and an increase of $5,078,000 from $5,464,000 at December 31, 2005.

Income from operations for the quarter ended December 31, 2006 includes $123,000 in non-cash compensation expense associated with our adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006. We have adopted SFAS 123R on a modified prospective basis and thus periods prior to January 1, 2006 do not include stock-based compensation expense. Our non-cash stock-based compensation expense for the year ending December 31, 2006 was $322,000.

“We are very pleased with our continued revenue growth, achieving 29% growth for the year ended December 31, 2006 as compared to the year ended December 31, 2005 and surpassing the $20 million annual revenue mark for the first time since becoming a publicly-held company”, said Anna M. Chagnon, President and Chief Executive Officer. “We continue to improve our operating performance generating operating income of $473,000 for the quarter ended December 31, 2006, which increased operating income to $2,486,000 for the year ended December 31, 2006 an increase of $1,448,000 or 140% as compared to operating income of $1,038,000 for the year ended December 31, 2005. Net income for the year ended December 31, 2006 was $3,234,000 and included other income recognized during our quarter ended June 30, 2006 of $464,000 in recovered legal fees and related expenses resulting from the payment to us by Monotype Imaging, Inc. and International Typeface Corporation for attorneys’ fees, expenses and costs awarded to Bitstream by the U.S. District Court for the Northern District of Illinois in connection with the TrueDoc lawsuit.

FOURTH QUARTER 2006 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

October 12, 2006 — Bitstream announced that through its partnership with Canon USA, Inc. (NYSE:CAJ), that Bitstream’s Pageflex product brings Cross Media Variable Data Capabilities to the New Canon imagePRESS C7000VP using Pageflex Software and that Bitstream is one of the first to demonstrate Pageflex software for VDP and cross media marketing campaigns on this exciting new press.

October 12, 2006 — Bitstream announced a partnership with DirectSmile to offer marketers and print service providers integrated software for producing personalized images within customized documents.

October 12, 2006 — Bitstream Inc. and Deutsch Technologies GmbH announced an alliance that provides users of Bitstream’s Pageflex product line for variable publishing with integrated access to Deutsch Technologies’ DirecType® 2.0 image personalization software, offering High-Impact DirecType Image Personalization Software with Pageflex Variable Publishing Products.

October 13, 2006 — Bitstream announced that it will provide Variable Data, Web-to-Print, and Cross Media Publishing Solutions to HP Indigo Customers.

October 15, 2006 — Bitstream announced that Pageflex™ technology has been adopted by the packaging industry as their choice for the Web-based production and customization of product packaging. Over the past year, packagers have demanded a way to be able to accommodate for variations on their labels and cartons and to automate the production process. This demand comes as more and more packagers need to include labeling that accommodates for different languages, nutrition, and product information across a product line.

October 15, 2006 — Bitstream announced that it had shipped the most robust variable data publishing solution available on the market today: Pageflex 5.0. This latest release from the Pageflex product line means that anyone involved with variable data publishing – from small printers producing stationery and business cards to high-volume shops running Web-to-print, 24x7 operations – can possess the functionality they need to produce a wide range of variable jobs, all from one application. Pageflex 5.0 replaces the company’s Mpower™ and .EDIT products and incorporates all of the capabilities of these server-based products into one modular application, and includes important new features designed to improve workflow, enhance design and document manipulation, and provide support for mission critical environments.

October 16, 2006 — Bitstream and Software Marketing Associates, Inc., providers of the PRO-MAIL® System, announced the availability of an interface between the PRO-MAIL® Fulfillment Solution and Pageflex™ Storefront. With this interface commercial printers, fulfillment service bureaus and direct mailers can now offer their clients a seamless solution for placing Internet orders for pre-printed material and products, as well as customized print on demand products.

November 6, 2006 — Bitstream announced the release of Font Fusion® 3.3. This release offers a significant increase in rendering speed for compressed fonts and reasserts Font Fusion’s dominant position as the fastest font engine available today.

November 27, 2006 —Bitstream announced that a research study co-developed by The Center for Women’s Leadership at Babson College and The Commonwealth Institute has named Bitstream as one of the Top 100 Women-Led Businesses in Massachusetts. The report includes data from 191 women-led firms, and details the successes and contributions that companies led by women have made to the state’s economy. This marks the second consecutive year that Bitstream was included in the study, moving up from number 48 last year to number 38 in the 2006 report.

November 29, 2006 — Bitstream announced that QNX Software Systems has extended its licensing agreement with the company. Under this new agreement, QNX has extended its license for Bitstream’s Font Fusion technology.

January 15, 2007 — Bitstream announced the release of Pageflex™ Storefront 5, a major release of the product that gives print service providers and corporate marketing departments an easy-to-use system to develop, implement, and manage attractive Web-to-print document customization and purchasing sites.

February 12, 2007 — Bitstream announced its latest offerings in mobile browsing, messaging and font technology solutions at the 3GSM World Congress in Barcelona, Spain. Products featured in the company’s booth included: the ThunderHawk™ browser for mobile handsets, myMMS™, a creative mobile messaging application, and Bitstream core mobile technologies for rendering worldwide text in handsets and mobile applications.

February 13, 2007 — Bitstream announced that it is the first PPML producer to be awarded certification by the Print On Demand Initiative (PODi). The company achieved PPML Certification for its Pageflex product line of variable data publishing software.

February 15, 2007 — Bitstream announced that three of its Pageflex-based solutions customers have been selected as winners in the annual PODi Best Practices Awards, dominating the PODi Best Practice Awards for Digital Printing and Variable Data.

CONFERENCE CALL REMINDER

Today, February 27, 2007, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended December 31, 2006:

•	International Dial-in number: 1-703-639-1219

•	Domestic Dial-in number: 1-866-259-6033

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through March 9, 2007 (access code): 1048344

•	International Replay number: 1-703-925-2533

•	Domestic Replay number: 1-888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2005.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Software license	$4,692	$3,947	$16,910	$13,156
Services	856	671	3,338	2,497

Total revenue	5,548	4,618	20,248	15,653
Cost of revenue:
Software license	1,602	1,182	6,022	4,321
Services	428	352	1,557	1,223

Total cost of revenue	2,030	1,534	7,579	5,544

Gross profit	3,518	3,084	12,669	10,109

Operating expenses:
Marketing and selling	1,070	753	3,442	2,936
Research and development	1,236	1,005	4,452	3,929
General and administrative	739	527	2,289	2,206

Total operating expenses	3,045	2,285	10,183	9,071

Operating profit	473	799	2,486	1,038

Other income and Expense:
Legal fee reimbursement	—	—	464	—
Interest income, net	113	12	267	52

Total other income and expense	113	12	731	52

Income before provision for income taxes	586	811	3,217	1,090
(Benefit from) provision for income taxes	(44)	23	(17)	56

Net income	$630	$788	$3,234	$1,034

Basic net earnings per share	$0.07	$0.09	$0.36	$0.12

Diluted net earnings per share	$0.06	$0.08	$0.30	$0.11

Basic weighted average shares outstanding	9,271	8,685	9,052	8,663

Diluted weighted average shares outstanding	10,921	9,620	10,660	9,514

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$10,542	$5,464
Accounts receivable, net	2,349	1,663
Prepaid expenses and other current assets	410	341

Total current assets	13,301	7,468

Property and equipment, net	402	315

Other assets:
Restricted cash	200	200
Goodwill	727	727
Intangible assets	87	125

Total other assets	1,014	1,052

Total assets	$14,717	$8,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$887	$664
Accrued expenses	1,590	1,191
Deferred revenue	1,425	1,085

Total current liabilities	3,902	2,940

Long-term liabilities	189	194

Total liabilities	4,091	3,134

Total stockholders’ equity	10,626	5,701

Total liabilities and stockholders’ equity	$14,717	$8,835

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com